Exhibit 4.16

THIRD AMENDMENT TO

ORAGENICS, INC.

2021 EQUITY INCENTIVE PLAN

This Plan Amendment to the 2021 Equity Incentive Plan (the “Plan Amendment”) is made pursuant to Section 13 of the 2021 Incentive Plan (the “2021 Plan”).

Recitals:

WHEREAS, the 2021 Plan was adopted by the Company and approved by the shareholders on February 25, 2022; and

WHEREAS, 10,000,000 shares were originally authorized to be issued under the 2021 Incentive Plan;

WHEREAS, the Company effected a 1-for-60 reverse split of the Company’s authorized shares of Common Stock and issued and outstanding shares of Common Stock, including shares under the 2021 Plan, with an effective date of January 20, 2023 (the “Prior Reverse Stock Split”);

WHEREAS, after the Prior Reverse Stock Split, the shares available for issuance under the 2021 Plan was 166,667 shares of Common Stock;

WHEREAS, on December 14, 2023, the Company’s shareholders approved an amendment (the “First Amendment”) to increase the shares available under the 2021 Plan by 1,000,000 shares; and

WHEREAS, on December 11, 2024, the Company’s shareholders approved an amendment (the “Plan Amendment”) to increase the shares available under the 2021 Plan by 2,000,000 shares; and

WHEREAS, in connection with a proposed new Reverse Stock Split, the Board of Directors believes it would be in the best interest of the Company and its shareholders to set the authorized shares available under the 2021 Plan to 3,166,667 shares, after any Reverse Stock Split is enacted.

NOW THEREFORE, Section 2(a) titled “Share reserve” is hereby amended and restated as follows:

(a) Share Reserve. Subject to adjustment in accordance with Section 2(d) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of (i) 3,166,667 new shares, plus (ii) the Prior Plan’s Available Reserve; plus, (iii) the number of Returning Shares, if any, as such shares become available from time to time.

All other terms and conditions of the 2021 Plan not otherwise modified hereby shall remain in full force and effect. The Third Amendment was approved by the Board of Directors on March 18, 2025 and submitted to the Company’s shareholders for approval in connection with the Company’s Annual Meeting of Shareholders on May 2, 2025.